As filed with the Securities and Exchange Commission on May 22, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TITANIUM METALS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-5630895
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5430 LBJ Freeway, Suite 1700 Dallas, Texas	75240-2697
(Address of Principal Executive Offices)	(Zip Code)

Titanium Metals Corporation 2008 Long-Term Incentive Plan
(Full Title of the Plan)

Clarence B. Brown, III
Associate General Counsel and Secretary
Titanium Metals Corporation
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697
(Name and Address of Agent for Service)

(972) 233-1700
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Common Stock, $.01 par value	500,000	$17.52	$8,760,000	$345

(1)
Pursuant to Rule 416, additional shares of the registrant's common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the exercise of awards granted or to be granted under the plan in order to prevent dilution resulting from any future stock split, stock dividend or similar transaction, are also being registered hereunder.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)
This fee was calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended.  Accordingly, the price per share of the Common Stock offered hereunder pursuant to the plan is based on 500,000 shares of Common Stock reserved for issuance under the plan at a price per share of $17.52, which is the average of the highest and lowest selling price per share of Common Stock on the New York Stock Exchange on May 15, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Act”), and the introductory note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The information specified by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents set forth below are hereby incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as such statement is so modified or superseded.

(1) All documents subsequently filed by Titanium Metals Corporation (the “Registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

(2) The Registrant’s annual Report on Form 10-K for the fiscal year ended December 31, 2007 that is filed with the Securities and Exchange Commission (the “Commission”).

(3) The Registrant’s quarterly Report on Form 10-Q for the quarter ended March 31, 2008 that is filed with the Commission.

(4) The Registrant’s current Reports on Form 8-K filed with the Commission on February 6, 2008; February 22, 2008; February 29, 2008; April 16, 2008;  May 5, 2008 and May 6, 2008.

(5) The description of the Registrant’s Common Stock contained in the registrant’s Report on Form 8-A (File No. 00114368), filed May 3, 1996, as amended, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Amended and Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting Delaware corporations to indemnify directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest and (ii) in the case of a criminal proceeding such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions or suits by or in the right of the corporation, no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper in the circumstances because the indemnified person has met the applicable standard of conduct. Such determination shall be made (a) by a majority vote of directors who were not parties to such proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders of the corporation. The Amended and Restated Certificate of Incorporation and the By-Laws of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits required by this item is set forth under the heading INDEX TO EXHIBITS on page 8 of this Registration Statement.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven L. Watson, Robert D. Graham and Clarence B. Brown, III, each of them or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration Statement now or hereafter filed by or on behalf of Titanium Metals Corporation (the “Registrant”) covering securities issued or issuable under or in connection with the Titanium Metals Corporation 2008 Long-Term Incentive Plan (as now or hereafter amended) and to file the same, with all exhibits thereto, and other documents required in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or any one of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 22nd day of May, 2008.

TITANIUM METALS CORPORATION

By:	/s/ Steven L. Watson
Steven L. Watson
Vice Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Harold C. Simmons ------------------------------------------------------------------------------- Harold C. Simmons	Chairman of the Board	May 22, 2008

/s/ Steven L. Watson ------------------------------------------------------------------------------- Steven L. Watson	Vice Chairman of the Board and Chief Executive Officer	May 22, 2008

/s/ Keith R. Coogan -------------------------------------------------------------------------------	Director	May 22, 2008
Keith R. Coogan

/s/ Glenn R. Simmons -------------------------------------------------------------------------------	Director	May 22, 2008
Glenn R. Simmons

/s/ Thomas P. Stafford -------------------------------------------------------------------------------	Director	May 22, 2008
Thomas P. Stafford

/s/ Terry N. Worrell -------------------------------------------------------------------------------	Director	May 22, 2008
Terry N. Worrell

/s/ Paul J. Zucconi -------------------------------------------------------------------------------	Director	May 22, 2008
Paul J. Zucconi

/s/ James W. Brown ------------------------------------------------------------------------------- James W. Brown	Vice President and Chief Financial Officer (Principal Financial Officer)	May 22, 2008

/s/ Scott E. Sullivan ------------------------------------------------------------------------------- Scott E. Sullivan	Vice President and Controller (Principal Accounting Officer)	May 22, 2008

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Titanium Metals Corporation, as amended effective February 14, 2003, incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Titanium Metals Corporation, effective August 5, 2004, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

4.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Titanium Metals Corporation, effective February 15, 2006, incorporated by reference to Exhibit 99.1 the Registrant’s Current Report on Form 8-K filed with the SEC on February 15, 2006.

4.4
Bylaws of Titanium Metals Corporation as Amended and Restated, dated November 1, 2007, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 1, 2007.

4.5
Form of Certificate of Designations, Rights and Preferences of 6 3/4 % Series A Convertible Preferred Stock, incorporated by reference to Exhibit 4.1 to the Registrant’s Pre-effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-114218).

4.6	Titanium Metals Corporation 2008 Long-Term Incentive Plan

5.1	Opinion of Clarence B. Brown III, Esq.

23.1	Consent of Clarence B. Brown III, Esq (included in the opinion filed as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney (set forth on page 6 hereof)